Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@pillarincome.com
American Realty Investors, Inc. Reports Second Quarter 2011 Results
Dallas (August 15, 2011) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2011. ARL announced today that the Company reported, for the three months ended June 30, 2011, net income applicable to common shares of $13.8 million or $1.20 per share, as compared to a net loss applicable to common shares of ($14.4) million or ($1.25) per share for the same period ended 2010.
Rental and other property revenues were $37.5 million for the three months ended June 30, 2011. This represents an increase of $1.0 million, as compared to the prior period revenues of $36.5 million. This change, by segment, is an increase in the commercial portfolio of $0.6 million, an increase in the apartment portfolio of $0.7 million, offset by a decrease in the hotel portfolio of $0.3 million. Our apartment portfolio has continued to thrive with the addition of several newly developed properties and continuous improvements within our existing portfolio, which has led to the rental growth in the second quarter. The commercial portfolio received a lease buyout fee in the second quarter of 2011, which led to the increase in comparison to the prior year. The hotel portfolio has suffered from the current state of the economy, resulting in higher vacancy for the hotel rooms and lower room rates.
Property operating expenses were $21.2 million for the three months ended June 30, 2011. This represents a decrease of $2.1 million, as compared to the prior period operating expenses of $23.3 million. This change, by segment, is a decrease in our commercial properties of $0.6 million, a decrease in our apartment portfolio of $0.6 million, and a decrease in our in our land and other segments of $0.9 million. Property management, in both the residential and commercial portfolios, has been diligent in reducing overall costs and unnecessary repair and maintenance expenses without compromising the quality of services provided. We have reduced the number of land development projects that are in progress, thereby reducing expenses from the year prior.
General and administrative expenses were $4.1 million for the three months ended June 30, 2011. This represents an increase of $1.4 million, as compared to the prior period general and administrative expenses of $2.7 million. This change is primarily due to an increase in legal expense accruals. The Company accrues a liability each month to reserve for legal fees unbilled or potential litigation expenses.
Mortgage and loan interest expense was $17.7 million for the three months ended June 30, 2011. This represents a decrease of $2.6 million, as compared to the prior period interest expense of $20.3 million. This change, by segment, is a decrease in our commercial properties of $1.1 million, a decrease in our apartment portfolio of $0.3 million, and a decrease in our land portfolio of $0.9 million and a decrease in our other portfolio of $0.3 million. The decrease in the apartment portfolio is primarily due to loans refinanced in 2010 at a lower interest rate, offset by the addition of several newly developed residential properties. Several land parcels were sold during the past year and satisfied their debt obligations, thereby reducing the interest expense.
Gain on land sales was $14.0 million for the three months ended June 30, 2011. This represents an increase of $18.1 million as compared to the prior period loss of $4.1 million. In the current period, we sold 1,067 acres of land in 19 separate transactions for an aggregate sales price of $60.4 million and recorded a gain of $14.0 million. In the prior period, we sold 23.56 acres of land in two transactions for an aggregate sales price of $17.6 million and recorded a loss $4.1 million.
Included in discontinued operations are a total of five and 20 income-producing properties as of 2011 and 2010, respectively. Properties sold in 2011 have been reclassified to discontinued operations for the current and prior reporting periods. The sale of these properties resulted in a gain on the sale of real estate from discontinued operations of $7.7 million and $5.7 million as of 2011 and 2010, respectively.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $358 and $781 for the three months and $730 and $1,495 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	$37,528	$36,548	$74,050	$74,286

Expenses:
Property operating expenses (including $571 and $562 for the three months and $1,028 and $1,148 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	21,169	23,306	42,627	45,934
Depreciation and amortization	6,245	6,780	12,759	12,996
General and administrative (including $1,241 and $1,193 for the three months and $2,429 and $2,419 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	4,078	2,701	7,611	5,286
Provision on impairment of notes receivable and real estate assets	444	—	6,503	—
Advisory fee to affiliate	3,462	3,993	6,984	8,046

Total operating expenses	35,398	36,780	76,484	72,262

Operating income (loss)	2,130	(232)	(2,434)	2,024

Other income (expense):
Interest income (including $184 and 1,027 for the three months and $1,829 and $2,137 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	1,203	1,326	1,871	2,828
Other income	551	1,023	1,765	1,888
Mortgage and loan interest (including $1,271 and $890 for the three months and $1,580 and $1,735 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	(17,731)	(20,276)	(34,676)	(38,617)
Earnings from unconsolidated subsidiaries and investees	22	(71)	(73)	(93)
Gain on foreign currency translation	—	906	—	233

Total other expenses	(15,955)	(17,092)	(31,113)	(33,761)

Loss before gain on land sales, non-controlling interest, and taxes	(13,825)	(17,324)	(33,547)	(31,737)
Gain (loss) on land sales	14,029	(4,121)	19,373	(4,115)

Loss from continuing operations before tax	204	(21,445)	(14,174)	(35,852)
Income tax benefit	2,469	1,454	3,521	2,188

Net loss from continuing operations	2,673	(19,991)	(10,653)	(33,664)

Discontinued operations:
Loss from discontinued operations	(625)	(1,507)	(1,756)	(1,221)
Gain on sale of real estate from discontinued operations	7,679	5,660	11,816	5,660
Income tax expense from discontinued operations	(2,469)	(1,454)	(3,521)	(1,554)

Net income from discontinued operations	4,585	2,699	6,539	2,885
Net income (loss)	7,258	(17,292)	(4,114)	(30,779)
Net gain attributable to non-controlling interests	7,175	3,543	9,345	5,119

Net income (loss) attributable to American Realty Investors, Inc.	14,433	(13,749)	5,231	(25,660)
Preferred dividend requirement	(613)	(622)	(1,230)	(1,244)

Net income (loss) applicable to common shares	$13,820	$(14,371)	$4,001	$(26,904)

Earnings per share — basic
Income (loss) from continuing operations	$0.80	$(1.48)	$(0.22)	$(2.59)
Income from discontinued operations	0.40	0.23	0.57	0.25

Net income (loss) applicable to common shares	$1.20	$(1.25)	$0.35	$(2.34)

Earnings per share — diluted
Income (loss) from continuing operations	$0.80	$(1.48)	$(0.22)	$(2.59)
Income from discontinued operations	0.40	0.23	0.57	0.25

Net income (loss) applicable to common shares	$1.20	$(1.25)	$0.35	$(2.34)

Weighted average common share used in computing earnings per share	11,525,389	11,510,322	11,509,341	11,512,169
Weighted average common share used in computing diluted earnings per share	11,525,389	11,510,322	11,509,341	11,512,169

Amounts attributable to American Realty Investors, Inc.
Income (loss) from continuing operations	$9,848	$(16,448)	$(1,308)	$(28,545)
Income from discontinued operations	4,585	2,699	6,539	2,885

Net income (loss)	$14,433	$(13,749)	$5,231	$(25,660)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2011	2010
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,081,686	$1,170,214
Real estate subject to sales contracts at cost, net of depreciation ($93,462 and $75,639 in 2011 and 2010)	225,836	295,921
Less accumulated depreciation	(104,765)	(133,550)

Total real estate	1,202,757	1,332,585
Notes and interest receivable
Performing (including $80,557 and $89,982 in 2011 and 2010 from affiliates and related parties)	87,519	99,839
Non-performing	3,141	3,123
Less allowance for estimated losses (including $8,962 and $9,926 in 2011 and 2010 from affiliates and related parties)	(13,384)	(14,348)

Total notes and interest receivable	77,276	88,614
Cash and cash equivalents	10,479	12,649
Investments in unconsolidated subsidiaries and investees	12,138	12,491
Affiliate receivable	4,477	—
Other assets (including $39 in 2011 and $164 in 2010 from affiliates and related parties)	94,224	110,936

Total assets	$1,401,351	$1.557,275

Liabilities and Shareholders’ Equity

Liabilities:

Notes and interest payable	$819,513	$913,134
Notes related to subject to sales contracts	281,246	315,547
Stock-secured notes payable and margin debt	26,120	23,100
Affiliate payables	—	12,219
Deferred gain (including $88,803 and $100,212 in 2011 and 2010 from sales to related parties)	95,589	98,504
Accounts payable and other liabilities (including $1,779 and $1,539 in 2011 and 2010 to affiliates and related parties)	76,204	88.506

	1,298,672	1,451,010

Shareholders’ equity:
Preferred stock, $2.00 par value, authorized 15,000,000 shires, issued and outstanding Series A, 3,353,954 shares in 2011 and $3,389,546 in 2010 (liquidation preference $10 per share), including 900,000 shares in 2011 and 2010 held by subsidiaries	4,908	4,979
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,941,174 and 11,874,138, and outstanding 11,525,389 and 11,466,853 shares in 2011 and in 2010	115	114
Treasury stock at cost; 415,785 and 407,285 shares in 2011 and 2010 and 241,247 and 276,972 shares held by TCI (consolidated) as of 2011 and 2010	(6,395)	(6,333)
Paid-in capital	110,916	110.419
Retained earnings	(42,545)	(47,776)
Accumulated other comprehensive income	(786)	(786)

Total American Realty Investors, Inc. shareholders’ equity	66,213	60,617

Non-controlling interest	36,466	45,648

Total equity	102,679	106,265

Total liabilities and equity	$1,401,351	$1,557,275

The accompanying notes are an integral part of these consolidated financial statements.